UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
January 15, 2015 (January 15, 2015)

HOME LOAN SERVICING SOLUTIONS, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	1-35431	98-0683664
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Home Loan Servicing Solutions, Ltd.
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9005
Cayman Islands
Registrant’s telephone number, including area code: (345) 815-9902

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 15, 2015, HLSS Servicer Advance Receivables Trust (the “HSART Facility”) entered into a separate amendment agreement (each an “Amendment Agreement”) with each of Barclays Bank plc, Wells Fargo Bank, N.A. and Credit Suisse AG, Cayman Islands Branch. Each Amendment Agreement amends an Indenture Supplement dated as of August 30, 2013 and the Amended and Restated Note Purchase Agreement dated as of August 30, 2013 for a separate series of variable funding notes issued by the HSART Facility (the “Notes”).

Each Amendment Agreement increases the maximum principal balance of the applicable series of Notes by $100 million for the period commencing January 15, 2015 and ending April 15, 2015. The Amendment Agreements also modify the advance rate for each class of Notes until certain additional criteria are satisfied. The $300 million aggregate increase provides additional borrowing capacity following the $600 million redemption of the Series 2014-T1 term notes issued by the HSART Facility.

This description of the Amendment Agreements is not complete and is qualified in its entirety by reference to the Amendment Agreements, copies of which are attached hereto as Exhibit 10.1, 10.2 and 10.3 and which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)-(c) Not applicable.

(d) Exhibits:

Exhibit No.

10.1
Amendment No.6 to the Second Amended and Restated Series 2012-VF1 Indenture Supplement dated as of August 30, 2013 and the Second Amended and Restated Note Purchase Agreement dated as of August 30, 2013.

10.2
Amendment No.5 to the Second Amended and Restated Series 2012-VF2 Indenture Supplement dated as of August 30, 2013 and the Second Amended and Restated Note Purchase Agreement dated as of August 30, 2013.

10.3
Amendment No.5 to the Second Amended and Restated Series 2012-VF3 Indenture Supplement dated as of August 30, 2013 and the Second Amended and Restated Note Purchase Agreement dated as of August 30, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOME LOAN SERVICING SOLUTIONS, LTD.
(Registrant)

Date:	January 15, 2015	By:	/s/ James E. Lauter
James E. Lauter
Senior Vice President and Chief Financial Officer (On behalf of the Registrant and as its principal financial officer)